Exhibit 10.25

English Translation of Chinese Version

Commission Processing Contract

Party A: Nanning Coca-Cola Beverages Co. Ltd.
Party B: Nanning Taoda Beverage Co. Ltd.

Whereas, Party A grants to Party B the right to process bottled water products under the brand (INTENTIONALLY DELETED). Party B agrees to process bottled water products for Party A under the brand (INTENTIONALLY DELETED). The Parties hereby agree as follows:

1.
Party B acknowledges and agrees that processing, including but not limited to, the processing facility, packaging materials, must comply with the local laws and regulations. Party B further agrees that the product quality shall conform with the most recent standards issued by Coca-Cola (China) Beverages Co. Ltd, as amended from time to time (the “Standards”).

2.	Part B acknowledges and agrees to provide the best price for the processing to Party A and its affiliates during the term of this Agreement.

3.
Party B shall produce and process the specific amount of bottled water products according to Party A’s notice. Party B shall return an acknowledgement to Party A with 48 hours of the receipt of such notice. If Party B does not return such acknowledgement within 48 hours, Party A’s notice shall be deemed as effective.

4.
Party B shall produce the bottled water product in according with the Standards and Party A shall have the right to inspect and examine Party B’s facilities, equipments and bottling methods utilized in the processing.

5.	Party B shall not disclose any information related to the products processing and quality control to any third party without Party A’s prior written consent.

6.
Party B shall not infringe, or assist any third party to infringe, any copyrights, trademarks of Party A (“Intellectual Property”). In the event Party B infringes such Intellectual Property, Party B shall be responsible to any damages caused to Party A. Party A may, in its sole discretion, terminate this Agreement.

7.	Party A may terminate this Agreement with prior thirty (30) day written notice in the event that the market condition affects Party A’s needs on the products.

8.
In the event that this Agreement is terminated during its term, 1) Party A shall pay Party B for the amount of products that Party B has produced and processed; 2) all materials provided by Party A shall be returned to Party A; 3) any other materials that Party B purchased under the request of Party A shall be returned to Party A and Party A shall pay Party B for such materials; and 4) Party B shall be solely responsible for any materials purchased not requested by Party A.

English Translation of Chinese Version

9.	Under no circumstance may Party B retain any materials containing Party A’s trademarks, except specifically allowed under this Agreement.

10.	Party B shall produce and process the products requested by Party A with priority. Party B may not process other products for any third party without Party A’s prior consent.

11.	Party A shall deliver the products to such location as designated by Party B.

12.	Party A shall make monthly payments to Party B, based on the amount of the products supplied by Party B.

13.	The term of this Agreement shall commence on January 1, 2006 and shall terminate on December 31, 2007. The Parties may extend this Agreement for another one (1) year.

14.
In the event that Party B does not deliver the products within seven (7) days of the scheduled date, Party A shall have the right to choose Party B’s affiliate or other third party to perform this Agreement. Party B shall be responsible for any of Party A’s additional costs. In the event that Party B does not deliver the products within fifteen (15) days of the scheduled date, Party A shall have the right to terminate this Agreement and Party B shall be responsible for any of Party B’s damages thereof.

15.	In the event that Party B’s products do not meet the Standards, Party B shall destroy all such products and be responsible for any damage thereof.

16.	Any dispute arising from this Agreement shall be determined by the People’s Court sitting in the city where Party A is located.